Exhibit 99.2

Under Armour: Fourth Quarter 2010 Earnings Call, January 27, 2011 (Brad Dickerson)

Thanks, Kevin. With Kevin having taken you through some highlights and strategies for our business, I would now like to spend some time discussing our fourth quarter and full year financial results.

Our net revenues for the fourth quarter of 2010 increased 36% to $301 million. For the full year, net revenues increased 24% to $1.064 billion. Results exceeded our previous full year guidance of $1.030 to $1.035 billion, as we experienced better-than-expected at-once business at wholesale and in the Direct-to-Consumer sales channel as the fourth quarter progressed.

Apparel grew 32% to $254 million during the quarter. Category strength was once again broad-based during the quarter with each of our Men’s, Women’s, and Youth apparel categories growing at least 30% year-over-year. For the full year apparel grew 31% to $853 million.

Our Direct-to-Consumer net revenues increased 56% for the quarter, representing 33% of net revenues compared to 29% in the prior year’s period. For the full year, Direct-to-Consumer net revenues increased 57%, representing 23% of net revenues compared to 18% in 2009. Throughout 2010, this business was driven by new Factory House store openings, strong same-store sales growth, and robust growth in our web business. We opened four new Factory House stores during the fourth quarter, increasing our Factory House store base to 54, up from 35 locations at the end of 2009.

Footwear net revenues during the quarter increased to $21.9 million from $8.7 million in the fourth quarter of 2009. This quarter’s growth was primarily driven by our introduction of basketball product, strength in baseball cleats, and less sales dilution experienced year-over-year. For the full year, footwear net revenues declined 7% to $127 million.

International net revenues increased 7% to $22 million in the fourth quarter and represented approximately 7% of total net revenues. This growth was below recent trend primarily due to timing of shipments between the third and fourth quarters. For the full year, international net revenues increased 37% to $66 million, representing approximately 6% of total net revenues.

Fourth quarter gross margins were 51.7% compared with 51.2% in the prior year’s quarter. We had several puts and takes contributing to the 50 basis point gross margin expansion:

•	First, we continued to see a higher percentage of net revenues from our higher-margin Direct-to-Consumer business, contributing approximately 130 basis points.

•	Second, we experienced lower year-over-year footwear markdowns, contributing approximately 60 basis points.

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These were partially offset by additional pricing incentives at wholesale for both Apparel and Footwear, impacting gross margins by approximately 60 basis points, and a lower mix of licensing revenues, impacting gross margins by approximately 50 basis points.

Gross margins for 2010 were 49.9%, up 200 basis points from 47.9% in 2009. Improved margins for the year were driven primarily by the higher percentage of net revenues from our Direct-to-Consumer business, contributing approximately 100 basis points, and lower inventory reserves and markdowns, contributing approximately 100 basis points.

Selling, general and administrative expenses as a percentage of net revenues increased to 40.0% in the fourth quarter of 2010 compared with 39.1% in the prior year’s period. Details around our four SG&A buckets are as follows:

•	First, Marketing costs declined to 11.1% of net revenues for the quarter from 11.3% in the prior year period, driven largely by the upside in net revenues during the period.

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Second, Selling costs increased to 10.1% of net revenues for the quarter from 9.7% in the prior year period, primarily driven by the continued expansion of our Factory House stores, which carry better gross margins but also incur higher SG&A expense as a percentage of revenue.

•	Third, Product Innovation and Supply Chain costs held steady year-over-year at 9.1% of net revenues.

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Finally, Corporate Services increased to 9.7% of net revenues for the quarter compared to 9.0% in the prior year period primarily as a result of additional investments in corporate personnel, facility expenses, and information technology initiatives, as well as higher bonus expense.

For the full year, SG&A as a percentage of net revenues increased to 39.3% compared to 37.9% in 2009. Although Marketing expenses increased by approximately $19 million, Marketing leveraged from 12.7% of net revenues to 12.0% of net revenues in 2010. Selling costs deleveraged 80 basis points from 8.1% to 8.9% driven primarily by the expansion of our Factory House stores. Product Innovation and Supply Chain costs deleveraged 70 basis points from 8.4% to 9.1% due primarily to increased investments in personnel associated with design and sourcing of our expanding apparel, accessories, and footwear lines. Finally, Corporate Services deleveraged 60 basis points from 8.7% to 9.3% driven primarily by the same factors highlighted for the fourth quarter.

Operating income during the fourth quarter grew nearly 31% to $35 million compared with $27 million in the prior year. Operating margin was 11.7% compared with 12.1% in the prior-year quarter. For the full year, operating income grew 32% to $112 million, representing 10.6% of net revenues compared to 10.0% in 2009.

Turning to our tax rate, two factors positively impacted our fourth quarter effective tax rate. First, a research & development tax credit was renewed in December 2010. Second, we continued to develop and implement our tax planning strategies. These initiatives reduced our effective income tax rate in the fourth quarter to 33.4% compared with 42.1% in the fourth quarter of 2009. Our full year effective tax rate of 37.1% compared favorably to the 43.2% effective tax rate in 2009.

Our resulting net income in the fourth quarter increased 51% to $23 million compared with $15 million in the prior year period. Fourth quarter diluted earnings per share increased 47% to $0.44 compared with $0.30 in the prior year. We would note that the lower-than-expected tax rate during the period contributed approximately $0.04 to earnings during the quarter.

Full year net income increased 46% to $68 million compared to $47 million in 2009. Full year diluted earnings per share increased 46% to $1.34 compared to $0.92 last year. Approximately $0.09 of this gain came below the operating line, driven primarily by second half tax credits and tax planning strategies.

Now shifting over to the balance sheet. Total cash and cash equivalents at quarter-end increased 9% to $204 million compared with $187 million at December 31, 2009. Cash, net of debt, increased $21 million at quarter-end to $188 million compared with $167 million at December 31, 2009. We continue to have no borrowings outstanding on our $200 million credit facility.

Inventory at quarter-end increased 45% year-over-year to $215 million compared to $148 million at December 31, 2009. In line with our prior guidance, fourth quarter inventory growth exceeded our net revenue growth driven primarily by three factors. First, we increased safety stock in core product offerings, primarily ColdGear, to better meet consumer demand. Second, we made investments around early 2011 product stories including bringing our hats and bags business in-house and the introduction of Charged Cotton. Finally, we increased our made-for product strategy across our Factory House store base.

Our investment in capital expenditures was approximately $8 million for the fourth quarter and approximately $33 million for the year.

Now moving onto our updated outlook for 2011. Previously, we anticipated both 2011 net revenues and 2011 EPS growth to be at the higher end of our longer-term growth target of 20%-25%. Given our current visibility, we are raising our 2011 net revenues guidance to $1.33 billion to $1.35 billion, an increase of 25% to 27% over our better-than-expected 2010 base of $1.064 billion.

We expect wholesale apparel and Direct-to-Consumer will remain the primary top line growth drivers in 2011. While we do not expect major changes to our distribution, we believe compelling stories such as Charged Cotton and improved year-over-year offerings across our product spectrum will enable further shelf space gains in the year ahead. In the Direct-to-Consumer business, we expect continued enhancements and productivity drivers across our Web business will be complemented by the addition of approximately 25 new Factory House stores during the year. In footwear, we continue to expect a return to growth in 2011. While we see incremental season-over-season improvements in product, we currently expect the biggest financial impact to occur during the second quarter with our back-to-school shipments. We believe our efforts in 2011 will help set the stage for a more robust footwear presentation in 2012.

We anticipate 2011 operating income of $143-$147 million, an increase of 27%-31% over 2010. This guidance implies modest operating margin leverage for the full year. We are well aware of the sourcing challenges facing the industry into 2012. From a gross margin perspective, we believe a higher mix of Direct-to-Consumer sales and selective price increases will help mitigate some of these challenges. As we have previously indicated, we believe our apparel exposure to price inflation from cotton and China labor markets will be relatively minimal in 2011. In aggregate, we expect product cost inflation in the mid-single-digits range commencing in the second half of the year. In addition, our decision to bring hats and bags in-house beginning in 2011, while accretive to the bottom line, will negatively impact gross margins as the business shifts from license revenue to sales through our wholesale and Direct-to-Consumer channels. Finally, we continue to see opportunity for SG&A leverage in 2011, primarily through leveraging corporate services.

Notably, we have shifted our guidance to operating income given the quarter-to-quarter effective tax rate fluctuations we may experience. Overall, we currently anticipate a 40.0% effective tax rate in 2011, compared to 37.1% in 2010, although there may be opportunities to capture certain tax credits throughout the year. Finally, we anticipate fully diluted weighted average shares outstanding of approximately 52.3 million to 52.5 million for 2011.

We would also like to expand on several additional considerations for 2011: the timing of certain expenses, inventory, and investments.

Concerning timing of expenses. First, we continue to expect the majority of Factory House stores will open in the first half of the year versus 2010 where openings were distributed relatively evenly throughout the year. Second, we expect a higher marketing spend rate in the first quarter given product introductions and sports marketing opportunities such as investments around Auburn’s BCS Championship. We believe the full year marketing investments as a percentage of net revenues should approximate the 2010 level of 12.0% of net revenues. Third, we expect gross margin pressure from product cost inflation to be concentrated primarily in the second and third quarters, as the anticipated higher Direct-to-Consumer mix in the fourth quarter should help offset the impact of product cost inflation.

With respect to inventory, we expect the inventory growth rate in the first half of 2011 to exceed the 45% year-over-year level experienced in the fourth quarter of 2010. The primary contributor of this growth will continue to be investments in our core auto replenishment inventory, or safety stock, in order to be better positioned for anticipated demand in 2011. For example, we will carry our ColdGear Evo product starting this Spring through our Fall-Winter 2011 season. Seasonal product will also be planned higher, though we believe that our increased base of Factory House stores will continue to provide a profitable liquidation vehicle if needed. Additionally, we believe the quality of the inventory we hold has improved as we have been able to more efficiently manage the discontinued excess portion of our inventory.

Finally, we have two investments to highlight.

First, we have made a minority investment of approximately $10 million in our Japanese licensing partner, Dome Corporation. We believe this is the right partner and the right decision to help support their growth, as we drive the UA Brand to a broader audience. We have found an excellent business partner in Dome and see the Japan growth template as a model for approaching other international markets. As a reminder, we entered Japan through Dome in 1999 and it took nearly eight years to reach U.S. $38 million in wholesale net revenues. The business has hit an inflection point in recent years ramping to just over $105 million in revenue for Dome in 2010. Currently, this business still looks a lot like the U.S. business at this stage of growth, concentrated in compression and Men’s.

Second, we have an agreement to purchase the Tide Point office complex, home of our corporate headquarters here in Baltimore, for $60.5 million. The deal is expected to close in the next 60 to 90 days, subject to certain closing conditions. As Kevin mentioned, this transaction will give us greater control over the development and expansion of our corporate headquarters as our business continues to grow. From a financial standpoint, we believe the real estate market is favorable and expect the deal to have minimal impact on cash flow both from a purchase perspective and on a go-forward operational basis. We are planning other capital expenditures for 2011 in the range of $40 to $45 million, primarily for investments in our distribution systems and in our Direct-to-Consumer channel.

In summary, we concluded 2010 on a high note by reaching one billion in net revenues and exceeding both top and bottom line expectations. Looking at 2011, while product cost inflation presents a challenge to the industry, our confidence remains high given the momentum of our brand, the opportunities to take our product to new consumers, and the levers we can pull to improve our operating margins.

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.